EXHIBIT 4.4

April 23, 2002

To the Stockholders of Apothogen, Inc.

  Listed on the Signature Page hereto

Re:          IntraBiotics Pharmaceuticals, Inc. — Registration Rights

Gentlemen:

In connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (“IntraBiotics”), APN Acquisition Corp., Apothogen, Inc., a Delaware corporation, and the stockholders of Apothogen (the “Stockholders”) entered into on even date herewith, as an additional inducement for the Stockholders to enter into the Merger Agreement, IntraBiotics hereby agrees to grant to the Stockholders certain registration rights relating to the shares of Common Stock to be issued by IntraBiotics to the Stockholders pursuant to the Merger Agreement (the “Shares”).  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

If within six (6) months from the Closing Date, IntraBiotics proposes to file under the Securities Act of 1933, as amended (the “Act”) a resale registration statement on Form S-1 or Form S-3 (a “Resale Registration Statement”) with respect to its common stock, then IntraBiotics shall, at such time, promptly give to each Stockholder written notice of such proposed registration.  Upon the written request of any Stockholder given within ten (10) business days after mailing of such notice by IntraBiotics, IntraBiotics shall take commercially reasonable steps to cause to be registered under the Act the Shares that such Stockholder has requested to be registered, subject to the limitations set forth in Attachment I hereto.

If no Resale Registration Statement is filed by IntraBiotics and IntraBiotics receives at any time after the earlier of (i) six (6) months following the Closing Date and (ii) one (1) month following the effective date of a registration statement for a public offering of securities of IntraBiotics (other than a registration relating solely to the sale of securities to participants in an IntraBiotics stock plan, any corporate reorganization or transaction under Rule 145 of the Act, including any registration statements related to the issuance or resale of securities issued in such a transaction, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered), a written request from the holders of a majority of the Shares that IntraBiotics file a registration statement under the Act, the gross proceeds resulting from the sale of the Shares or any other shares of IntraBiotics common stock included in such registration statement, of which would exceed $1,000,000, then IntraBiotics shall give written notice of such request to all Stockholders and shall take commercially reasonable steps to effect the registration under the Act of the Shares which the holders request to be registered, subject to the limitations set forth in Attachment I hereto.

Please indicate your agreement with the terms of this letter agreement by executing it in the space provided below.

Very truly yours,

INTRABIOTICS PHARMACEUTICALS, INC.

By:	/s/ Henry J. Fuchs
Name:
Title:

AGREED AND ACCEPTED:

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	JPMP Master Fund Manager, L.P.,
its general partner
By:	JPMP Capital Corp.,
its general partner
By:	/s/ Mitchell Blutt
Name:	Mitchell Blutt
Title:	Partner

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fred B. Davenport, Jr.
Name:	Fred B. Davenport, Jr.
Title:	President

/s/ Ernest Mario
ERNEST MARIO

/s/ Frederic Eshelman
FREDERIC ESHELMAN

/s/ James Butler
JAMES BUTLER

MARIO 2002 CHILDREN’S TRUST		MARIO 2002 GRANDCHILDREN’S TRUST

By:	/s/ Ernest Mario	By:	/s/ Ernest Mario
Ernest Mario, Trustee		Ernest Mario, Trustee

Attachment I — Registration Rights

1.                                      REGISTRATION RIGHTS.  The Company covenants and agrees as follows:

1.1          Definitions.  For purposes of this Attachment I:

(i)            The term “Act” means the Securities Act of 1933, as amended.

(ii)           The term “Holder” means any holder of Registrable Securities.

(iii)         The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(iv)          The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(v)            The term “Registrable Securities” means the Shares.

(vi)          The term “SEC” shall mean the Securities and Exchange Commission.

1.2          Request for Registration.

(a)           If the Company shall receive at any time after the earlier of (i) six (6) months following the Closing Date, or (ii) one (1) month after the effective date of a registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act, the gross proceeds resulting from the sale of the Shares or any other shares of the Company’s Common Stock included in such registration statement, of which would exceed $1,000,000, then the Company shall:

(i)            within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)           effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company.

(b)           If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a).  The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c)           Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)           In addition, the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 1.2:

(i)            after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; or

(ii)           during the period starting with the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

1.3          Company Registration.  If (but without any obligation to do so) the Company proposes to file a resale registration statement with the SEC for the purpose of effecting a registration for stockholders other than the Holders of its stock or other securities under the Act (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such proposed registration.  Upon the written request of each Holder given within ten (10) days after mailing of such notice by the Company, the Company shall, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4          Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material of fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)            Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.6          Expenses of Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7          Expenses of Company Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.11), including (without limitation) all registration, filing and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8          Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder,” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b), shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:  (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.12        Termination of Registration Rights.

(a)           No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b)           In addition, the right of any Holder to request registration or inclusion in any registration pursuant to this Section shall be suspended during any period of time when all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 under the Act during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 1.16(b) shall not apply to any Holder who owns more than one percent (1%) of the Company’s outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock of the Company.